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                                                                    EXHIBIT 5.1

                       [LETTERHEAD OF ALSTON & BIRD LLP]




                               November 4, 1998


Saks Incorporated
 and its Subsidiary Guarantors
750 Lakeshore Parkway
Birmingham, Alabama  35211

     Re:  Registration Statement on Form S-3 (No. 333-64175)
          --------------------------------------------------

Ladies and Gentlemen:

          We have acted as legal counsel to Saks Incorporated, a Tennessee corporation (the "Company"), and certain subsidiaries of the Company listed on
Schedule II of the Underwriting Agreement referred to herein (collectively, the "Subsidiary Guarantors" and, together with the Company, the "Saks Parties") in connection with the filing of the above-referenced Registration Statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") to register under the Securities Act of 1933, as amended (the "Securities Act"), (i) $500 million principal amount of 8-1/4% Notes due 2008 (the "Notes") to be issued under an Indenture dated as of November 9, 1998 (the "Indenture"), by and among the Company, the Subsidiary Guarantors, as guarantors of the Notes, and The First National Bank of Chicago, as trustee (the "Trustee"), and (ii) the guarantees (the "Guarantees" and, together with the Notes, the "Securities") of the Notes by the Subsidiary Guarantors. The Saks Parties presently intend to issue and sell the Securities to the several underwriters (the "Underwriters") named in Schedule I to the Underwriting Agreement, dated as of November 4, 1998 (the "Underwriting Agreement"), by and among the Saks Parties and the Underwriters. This opinion letter is rendered pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K.

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Saks Incorporated
 and its Subsidiary Guarantors
November 4, 1998
Page 2



     We have examined, among other things, the following:

     (i) the articles or certificate of incorporation, bylaws, partnership agreement or other similar organizational documents, as appropriate, of each of the Saks Parties;

     (ii) records of proceedings of the board of directors or managers or other similar governing bodies of each of the Saks Parties, or committees thereof, deemed by us to be relevant to this opinion letter;

     (iii) the proposed form of Note;

     (iv)  the proposed form of Guarantee;

     (v)   the proposed form of Indenture;

     (vi)  the Registration Statement; and

     (vii) the Underwriting Agreement.

     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records and documents of the Saks Parties, such certificates of officers of the Saks Parties and public officials, and such other records and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies, and the authenticity of the originals of such copies, and we have assumed all certificates of public officials to have been properly given and to be accurate.

     As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties contained in the above-referenced certificates of officers of the Saks Parties and public officials and as contained in the Underwriting Agreement. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

     Based upon the assumptions and exceptions set forth herein, we are of the opinion that:

     1. Assuming due authorization and execution of the Indenture by the Trustee and upon due execution and delivery thereof by the Saks Parties and the Trustee and due qualification thereof under the Trust Indenture Act of 1939, as amended, the Indenture will be a valid and binding agreement of the Company enforceable against the Saks Parties in accordance with its
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Saks Incorporated
 and its Subsidiary Guarantors
November 4, 1998
Page 3



terms; and upon due execution of the Securities by the appropriate Saks Parties, due authorization thereof by the Trustee in accordance with the Indenture and issuance and delivery thereof against payment therefor as provided in the Underwriting Agreement, the Securities will be validly issued and will constitute legally binding obligations of the Saks Parties entitled to the benefits of the Indenture and enforceable against the Saks Parties in accordance with their terms, except, in each case, to the extent that (a) enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally, and (b) the remedy of specific performance and other forms of equitable relief may be subject to certain defenses and to the discretion of the court before which proceedings may be brought (regardless of whether enforceability is considered in a proceeding in equity or at law).

     We hereby consent to the incorporation by reference of this opinion into the Registration Statement. We further consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement and the Prospectus Supplement dated November 4, 1998 and filed with the Commission pursuant to Rule 424(b)(5) of the Securities Act. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

     This opinion letter is being furnished by us to the Saks Parties and the Commission solely for the benefit of the Saks Parties and the Commission in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by any other person, or by the Saks Parties or the Commission for any other purpose, without our express written consent. The only opinion rendered by us consists of those matters set forth in the paragraph numbered 1 hereof, and no opinion may be implied or inferred beyond those expressly stated. This opinion letter is rendered as of the date hereof, and we have no obligation to update this opinion letter.


                                      Sincerely,

                                      ALSTON & BIRD LLP


                                      By: /s/ H. Sadler Poe
                                          -------------------
                                          A Partner